American Banknote Corporation
                           410 Park Avenue
                    New York, New York 10022-4407


Contact:  Patrick J. Gentile
          Senior Vice President - Finance
          (212) 593-5700                    FOR IMMEDIATE RELEASE


          AMERICAN BANKNOTE ANNOUNCES FILING OF PRE-NEGOTIATED
                        FINANCIAL RESTRUCTURING


NEW YORK, December 8, 1999-American Banknote Corporation announced that, consistent with the previously announced agreement in principle with the Informal Committee of the 11-1/4% Senior Subordinated Noteholders, it has filed in the United States Bankruptcy Court for the Southern District of New York a petition and plan of reorganization under Chapter 11 so as to implement the consensual prearranged financial restructuring whereby, among other things, holders of the Corporation's 11-1/4% Senior Subordinated Notes will convert that debt into shares of new common stock.

The restructuring will result in the substantial deleveraging of the Company by cancelling, in its entirety, the existing $95 million (plus accrued interest) of 11-1/4% Senior Subordinated Notes in exchange for approximately 10.6 million shares of new common stock and by cancelling, in its entirety, the existing Convertible Subordinated Notes in exchange for approximately 221,000 shares of new common stock. The 10-3/8% Senior Secured Notes will be amended to allow the Company to make the next two interest payments due in December,1999 and June, 2000 with additional notes in lieu of cash. In addition, the restructuring contemplates that existing shareholders will receive approximately 900,000 shares of new common stock (subject to certain possible adjustments) and 5 year warrants to purchase approximately 600,000 shares of new common stock in exchange for existing common stock outstanding.

Under the proposed plan of reorganization, (I) obligations on the Company's 11-5/8% Senior Unsecured Notes will be paid as they become due (with past due interest paid on completion of the restructuring); and
(ii) trade obligations and ordinary course payables will also be paid as they come due in accordance with customary terms. The restructuring does not affect any of the Company's domestic and foreign subsidiaries nor any of their respective creditors or employees.

"The debt restructuring has moved expeditiously with cooperation from all concerned. American Banknote will emerge from this process with a much improved capital structure and financial flexibility to grow and expand its core businesses. We are very grateful for the support we are receiving during this challenging time", said Morris Weissman, Chairman & CEO.

Implementation of the restructuring is subject to consummation of the Chapter 11 plan, which requires, among other things, Court approval, and no assurances of such approval can be given. This press release is not an offer with respect to any securities or solicitation of acceptances of a Chapter 11 plan. Such an offer or solicitation will be made in compliance with all applicable laws.

American Banknote Corporation is a leading global full-service provider of secure transaction solutions in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services and Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of its electronic transaction activities worldwide reflects the rapidly changing field of commerce.

Statements regarding the restructuring or about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.


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